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                                                                    EXHIBIT 10.9


                            SENIOR SUBORDINATED NOTE
                         AND WARRANT PURCHASE AGREEMENT


         THIS SENIOR SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT (this "Agreement") is dated as of December 31, 1999, by and among SALESLOGIX CORPORATION, a Delaware corporation (the "Company"), BA TECHNOLOGY I, LLC, a Delaware limited liability company ("BancAmerica") and GE CAPITAL EQUITY INVESTMENTS, INC., a Delaware corporation ("GE", and, together with BancAmerica, the "Purchasers").

                              Statement of Purpose

         The Company has entered into a Software License Agreement, dated as of December 6, 1999 (the "License Agreement"), between the Company and Symantec Corporation ("Symantec") providing for the purchase by the Company of the ACT! product line and certain related business (the "Acquired Business") from Symantec (the "Acquisition"). In addition, the Company has established a new business strategy involving the creation of a dynamic hosting environment to support web based implementation of its products.

         In connection with the Acquisition and the establishment of the Company's new business strategy, (a) the Company proposes to issue 11% senior subordinated notes in the aggregate principal amount of $32,500,000.00 and (b) the Company proposes to issue from time to time warrants to purchase shares of Common Stock of the Company, in each case as more particularly described herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Acquired Business" has the meaning assigned thereto in the Statement of Purpose.

         "Acquisition" has the meaning assigned thereto in the Statement of Purpose.

         "ACT! Documents" means the License Agreement and each other document and instrument executed pursuant thereto in connection with the Acquisition.

         "Adjustment Date" has the meaning assigned thereto in Section 2.01(b).
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         "Adjustment Percentage" has the meaning assigned thereto in Section
2.01(b).

         "Adjustment Warrants" means any capital stock purchase warrants issued by the Company to the Purchasers from time to time pursuant to the provisions of
Section 2.01(b).

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, that in no event shall any Purchaser (or any Affiliate of any Purchaser) be deemed to be an Affiliate of the Company. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors or other managers of such other Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Senior Subordinated Note and Warrant Purchase Agreement, as amended or supplemented from time to time.

         "BancAmerica" has the meaning assigned thereto in the initial paragraph of this Agreement.

         "BHCA" means the Bank Holding Company Act of 1956, as amended (12 U.S.C. Section 1891, et seq.) and the regulations promulgated thereunder, and any successor provisions thereto.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law or executive order to close.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, partnership interests, membership interests or other equivalent equity interests and any rights, warrants or options exchangeable for or convertible into such capital stock or other equity interests.

         "Capitalized Lease Obligation" means, with respect to the Company, any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

         "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended or supplemented from time to time.

         "Change of Control" means (a) the acquisition of ownership, directly or indirectly (in a single transaction or a series of related transactions), beneficially or of record, by any Person or group (within the meaning of Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date hereof) other than a Non-Controlling Investor of shares representing more than 30% of the issued and outstanding Common Stock of the Company entitled to vote for the members of the board of directors of the Company; (b) the acquisition of ownership, directly or indirectly (in


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a single transaction or a series of related transactions), beneficially or of record, by any Non-Controlling Investor of shares representing more than 50% of the issued and outstanding Common Stock of the Company entitled to vote for the members of the board of directors of the Company; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (d) any Person or group (other than the group in Control of the Company on the date hereof) shall otherwise directly or indirectly Control the Company; or (e) Patrick Sullivan shall cease to be the chief executive officer of the Company (i) for any reason other than his death or disability, or (ii) due to his death or disability, and a successor reasonably satisfactory to the Required Holders does not assume his responsibilities and position within one hundred and twenty (120) days of such cessation.

         "Closing" has the meaning assigned thereto in Section 2.04.

         "Closing Date" has the meaning assigned thereto in Section 2.04.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

         "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

         "Common Stock" means collectively (a) the Common Stock of the Company, par value $0.001 per share, as described in the Company Charter Documents, (b) any other class of capital stock which is not preferred as to dividends or assets over any other class of any capital stock of the Company or (c) any other capital stock into which the foregoing is reclassified or reconstituted.

         "Company" has the meaning assigned thereto in the initial paragraph of this Agreement.

         "Company Charter Documents" means the Certificate of Incorporation and the Bylaws of the Company, as amended or supplemented from time to time.

         "Consolidated EBITDA" means, for any period, with respect to the Company and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in determining Consolidated Net Income: (i) income and franchise taxes, (ii) interest expense and (iii) amortization, depreciation and other non-cash charges, less (c) interest income and any extraordinary gains.

         "Consolidated Net Income" means, for any period, with respect to the Company and its Subsidiaries on a consolidated basis, net income after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.

         "Contractual Obligation" means, as to any Person, any provision of any securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other


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undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

         "Current Assets" means, with respect to the Company, at any date, the amount at which all of the current assets of the Company would be properly classified as current assets shown on a balance sheet, determined on a consolidated basis in accordance with GAAP.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Company or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Company or any current or former ERISA Affiliate.

         "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities (including common law), relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
Section 9601 et. seq.), the Hazardous Material Transportation Act (49 U.S.C.
Section 331 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et. seq.), the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the rules and regulations promulgated under each of these statutes, each as amended or supplemented.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (i) violation of any Environmental Law,
(ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials,
(iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any Person who together with the Company is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.


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         "Event of Default" has the meaning assigned thereto in Article XII hereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "Financial Statements" has the meaning assigned thereto in Section 5.16(a).

         "Fully Diluted" means, with respect to the Common Stock, as of a particular time the total outstanding shares of Common Stock as of such time, determined by treating all outstanding options, warrants and other rights for the purchase or other acquisition of shares of Common Stock (whether or not then vested or exercisable) as having been exercised and by treating all outstanding securities directly or indirectly convertible into or exchangeable for shares of Common Stock (whether or not then exercisable or convertible) as having been so converted or exchanged.

         "GAAP" means generally accepted United States accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

         "GAAS" means generally accepted United States auditing standards set forth in the Professional Standards prescribed by the American Institute of Certified Public Accountants.

         "GE" has the meaning assigned thereto in the initial paragraph of this Agreement.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantee" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of


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such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof; provided, that in any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

         "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other governmental approval, (e) which are deemed by a Governmental Authority to pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Holder" means each Purchaser and any other holder of any Note or, any portion of the Warrant Securities.

         "Indebtedness" means, with respect to any Person, without duplication:
(a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures by bonds, debentures, notes or similar instruments; (c) financial obligations of such Person as the issuer of capital stock redeemable in whole or in part at the option of any Person other than such Person as issuer, at a fixed and determinable date or upon the occurrence of an event or condition not solely within the control of such Person as issuer; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all financial obligations of such Person in respect of the deferred purchase price of property or services (excluding current trade accounts payable on customary terms and incurred in the ordinary course of business); (f) financial obligations under purchase money mortgages; (g) all Capital Lease Obligations of such Person; (h) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; (i) financial obligations under asset securitization vehicles; and (j) obligations under direct or indirect Guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (a) through (i) above, except to the extent such Guarantees are limited to a lesser amount. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

         "Indemnified Party" has the meaning assigned thereto in Section 13.01.


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         "Initial Warrants" means the common stock purchase warrants issued by the Company to the Purchasers on the Closing Date pursuant to the provisions of
Section 2.01(a).

         "Investment" means any investment, made in cash or by delivery of property, by the Company or any of its Subsidiaries (i) in any Person, whether by acquisition of stock, Indebtedness, or other obligation or security, or by loan, guaranty, advance, capital contribution or otherwise, or (ii) in any property.

         "Judgments" has the meaning assigned thereto in Section 12.01(i).

         "Junior Preferred Stock" means a series of Junior Participating Non-Voting Convertible Preferred Stock of the Company having the following characteristics:

         (a) It shall have dividends and liquidation rights identical to those of Common Stock, and entitling the Holder thereof to receive dividends and liquidation proceeds in the same amounts as if it were converted to Common Stock on or before the record date or other applicable time for determining the Holders entitled to receive such dividend or distribution;

         (b) It shall have no voting rights except to the extent required by law;

         (c) It shall be convertible into Common Stock, at any time and from time to time, at the option of the Holder, without payment of any consideration; provided, however, that if the Holder in any such conversion is subject to the BHCA, such conversion may only be made if (i) the BHCA would not prohibit such Holder from holding such shares of Common Stock, and (ii) such shares of Common Stock to be received upon such conversion will be held, distributed or sold in any other manner permitted by the BHCA; and

         (d) It shall contain antidilution protection provisions with respect to such conversion rights comparable to the antidilution protection provisions in Section 4 of the Form of Warrant attached hereto as Exhibit B-1.

         "Latest Balance Sheet Date" has the meaning assigned thereto in Section 5.16(a).

         "Liabilities" has the meaning assigned thereto in Section 13.01.

         "License Agreement" has the meaning assigned thereto in the Statement of Purpose.

         "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including, in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

         "Material Adverse Effect" means a material adverse effect upon (a) the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company,


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taken as a whole (after giving effect to the Acquisition), (b) the ability of the Company to repay the Notes, or (c) the ability of the Company to perform its material obligations hereunder, or under any Warrant.

         "Money Borrowed" means, with respect to the Company and its Subsidiaries, (a) Indebtedness arising from the lending of money by any Person to the Company or any of its Subsidiaries; (b) Indebtedness, whether or not in any such case arising from the lending by any Person of money to the Company or any of its Subsidiaries, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property; (c) Indebtedness that constitutes Capitalized Lease Obligations; (d) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (e) Indebtedness of the Company or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (a) through (c) hereof, if owed directly by such Person.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making, or is accruing an obligation to make, or has made or accrued an obligation to make, contributions within the preceding six years.

         "Net Cash Proceeds" means, with respect to any Public Offering or any asset disposition, the gross cash proceeds received by the Company or any of its Subsidiaries therefrom less (a) all legal, accounting, consulting and investment banking and other fees and expenses incurred in connection therewith and (b) in the case of an asset disposition, the amount of liabilities, if any, which are required to be repaid concurrently and in connection with the consummation of such asset disposition.

         "Non-Controlling Investor" means a Person that, in connection with its acquisition of shares of Common Stock, satisfies clauses (i) and (ii) of Rule 13d-1(b)(1) of the Exchange Act and thereafter has not made a filing on Schedule 13D under the Exchange Act in respect of the Common Stock.

         "Note" means any Senior Subordinated Promissory Note issued pursuant to this Agreement, as amended or supplemented from time to time, and "Notes" means each such Note, collectively.

         "Note Register" has the meaning assigned thereto in Section 14.04(b).

         "Participant" has the meaning assigned thereto in Section 14.04(c).

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of the Company or any ERISA Affiliates or (b) has at any time within the


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preceding six years been maintained for the employees of the Company or any of its current or former ERISA Affiliates.

         "Permitted Acquisitions" has the meaning assigned thereto in Section 9.01(c).

         "Permitted Disposition" has the meaning assigned thereto in Section
9.06.

         "Permitted Investments" has the meaning assigned thereto in Section
9.07.

         "Person" means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Preferred Stock" means the preferred stock of the Company, par value $0.001 per share, as described in the Company Charter Documents.

         "Public Offering" means any underwritten primary public offering of any class or series of Capital Stock of the Company or any of its Subsidiaries pursuant to a registration statement declared effective under the Securities Act.

         "Purchasers" has the meaning assigned thereto in the initial paragraph of this Agreement.

         "Qualified Public Offering" means a Public Offering resulting in Net Cash Proceeds in an amount equal to or greater than the principal amount of the Notes plus any accrued and unpaid interest thereon at the time of consummation of such Public Offering.

         "Redemption Notice" has the meaning assigned thereto in Section
10.03(b).

         "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof, by and among the Company and the Purchasers, substantially in the form attached hereto as Exhibit C, as amended, supplemented or otherwise modified from time to time.

         "Regulatory Constraint" has the meaning assigned thereto in Section
8.11.

         "Regulatory Requirement" has the meaning assigned thereto in Section 8.11.

         "Required Holders" means Holders holding at least a majority of the aggregate principal balance of Notes then outstanding.

         "Requirements of Law" means, with respect to a Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.


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         "SEC Documents" has the meaning assigned thereto in Section 5.20.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "Solvent" means, as to the Company and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

         "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

         "Symantec" has the meaning assigned thereto in the Statement of Purpose.

         "Transaction Documents" means, collectively, this Agreement, the Notes, the Warrants and the Registration Rights Agreement.

         "Warrant Securities" means, collectively, the Warrants and any shares of Capital Stock the Company issued upon exercise of the Warrants, and any other shares of the Company's Capital Stock issued with respect to such shares.

         "Warrants" means collectively, the Initial Warrants and the Adjustment Warrants, and any other warrants issued in replacement or substitution thereof.

         "Wholly-Owned Subsidiary" means, as to any Person, (a) any corporation 100% of whose Capital Stock (other than director's qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

         1.02 Accounting Terms; Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" means such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur. If any changes in accounting principles are


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hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions of or are otherwise required by, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of the Company shall be the same after such changes as if such changes had not been made; provided, that prior to any such amendments, compliance with the financial covenants contained herein shall continue to be determined in accordance with GAAP as in effect prior to such change.

                                   ARTICLE II

                     PURCHASE AND SALE OF NOTES AND WARRANTS

         2.01 Purchase and Sale of Notes and Warrants.

         (a) Subject to the terms and conditions hereof, on the Closing Date (i) the Company will issue to the Purchasers, and each Purchaser will, severally and not jointly, acquire from the Company, Notes in the aggregate principal amounts set forth opposite their names in Schedule 2.01(a) under the heading "Aggregate Principal Amount of Notes" and (ii) the Company shall issue to each Purchaser, and each Purchaser shall acquire from the Company, the Initial Warrants exercisable for the numbers of shares of Fully Diluted Common Stock (after taking into effect the issuance of the Initial Warrants) set forth opposite their names in Schedule 2.01(a) under the heading "Initial Warrants." The Notes shall be substantially in the form of Exhibit A attached hereto, and the Initial Warrants shall be substantially in the form of Exhibit B-1 attached hereto, in each case, as appropriately completed in conformity herewith.

         (b) If on any of the dates set forth on Schedule 2.01(b) under the heading "Adjustment Date" (each such date, an "Adjustment Date") any principal, interest, or any other amount due under the Notes shall not have been irrevocably paid in full, then, on any such date, the Company shall issue to each Purchaser (or, if the Initial Warrants or a portion thereof have been transferred in accordance with the provisions thereof and of this Agreement, to the Holder holding such Initial Warrants), and each Purchaser (or each such Holder) shall acquire from the Company, Adjustment Warrants exercisable for the number of shares of Fully Diluted Common Stock (the "Aggregate Number", as defined in the Form of Warrant attached hereto as Exhibit B-2) which, on such Adjustment Date, would constitute the percentage of all issued and outstanding Fully Diluted Common Stock of the Company (after taking into effect the issuance of such Adjustment Warrants) set forth in Schedule 2.01(b) opposite such Purchaser's name under the heading "Adjustment Percentage" (or, in the case of a Holder other than a Purchaser, the applicable pro rata portion thereof) (each such percentage, an "Adjustment Percentage"); provided, however that in the event the Notes are redeemed in part but not in whole on or before an Adjustment Date, the Adjustment Percentage applicable to Adjustment Warrants issued on or after such partial redemption shall be equal to the applicable Adjustment Percentage set forth on Schedule 2.01(b) multiplied by a fraction, the numerator of which shall be the principal balance of the Notes (including any Pik Notes, as such term is defined in Exhibit A) as of the Adjustment Date in question and the denominator of which shall be $32,500,000; and provided, further, that, in the event that the proposed Holder thereof notifies the Company and any Purchaser who is a Holder at such time (it being understood that the failure by such proposed Holder to notify any such Purchaser shall not in any way prejudice its rights hereunder) in writing of a Regulatory Constraint in connection with the pending issuance of an Adjustment Warrant and requests that the Capital Stock issuable upon the exercise of such Adjustment Warrant be Junior Preferred Stock, the Company shall expeditiously take all necessary action to authorize such Junior Preferred Stock, including filing appropriate documents with the Delaware Secretary of State, and shall issue to such proposed Holder (and to any other proposed Holder who so elects in writing) such Adjustment Warrant as a warrant to purchase shares of Junior Preferred Stock in a number, which if converted to Common Stock pursuant to the terms of the Junior Preferred Stock, would constitute the applicable Adjustment Percentage and with such other conforming changes as are appropriate for the Holder thereof to realize the benefits originally intended hereunder. In the Adjustment Warrants, the Exercise Price initially will be the Current Market Price (as such capitalized terms are defined in the Form of Adjustment Warrant attached hereto as Exhibit B-2) determined as of the Business Day immediately preceding the Adjustment Date and will be subject to adjustment as provided in
Section 2 of the Form of Adjustment Warrant attached hereto as Exhibit B-2; provided, however, in the case of an Adjustment Warrant to purchase Junior Preferred Stock, the aggregate initial Exercise Price for all the shares of Junior Preferred Stock subject to such Adjustment Warrant shall equal the aggregate of such Current Market Price of all the shares of Common Stock into which such shares of Junior Preferred Stock would be convertible. The Adjustment Warrants shall be substantially in the form of Exhibit B-2 attached hereto, as appropriately completed in conformity herewith.

         2.02 Purchase Price. The aggregate purchase price of the Notes and the Warrants shall be Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00) which shall be payable by the Purchasers on the Closing Date as attached in Schedule 2.01(a). The Company hereby acknowledges and agrees that the purchase price paid by the Purchasers on the Closing Date is an aggregate purchase price for the Notes and the Warrants, and that no further payments will be made by the Purchasers or by any other Holder in consideration for any issuance of the Adjustment Warrants.

         2.03 Original Issue Discount. The Company and the Purchasers acknowledge that under the regulations of the United States Department of Treasury, the issuance of the Notes and the Warrants for an aggregate, combined purchase price will result in the creation of "original issue discount" on the Notes equal to the value of the Warrants. After taking into account all relevant factors (including the general condition of the financial markets at this time, the exercise price for shares of Common Stock issuable upon exercise of the Warrants, the nature of the rights provided for in the Warrants and all other matters concerning the transactions contemplated by this Agreement), the Company and the Purchasers agree that the aggregate original issue discount on the Notes (i.e., the aggregate value of the Warrants) is $5,600,000. Neither the Company nor the Purchasers will take any position for United States federal income tax purposes that is inconsistent with the provisions of this Section 2.03

         2.04     Closing.

         (a) Subject to the terms and conditions of this Agreement, the issuance and purchase of the Notes and the Initial Warrants shall take place at the closing (the "Closing") to be held at the offices of Osborn Maledon, P.A., The Phoenix Plaza, 2929 North Central Avenue, Phoenix, Arizona 85012-2794, effective as of 11:59 p.m. (Arizona time), on December 31, 1999, or at such other time and place as the Company and the Purchasers may agree in writing (the "Closing Date"); provided, that in any event the Closing Date shall be on or before January 3, 2000. At the Closing, the Company shall execute and deliver to each Purchaser the Notes in the principal amounts and the Initial Warrants exercisable for the number of shares of Common Stock set forth opposite such Purchaser's name in Schedule 2.01(a) against delivery to the Company by each Purchaser of the purchase price therefor, in the amount set forth opposite such Purchaser's name on Schedule 2.01(a) under the heading "Total Purchase Price," by wire transfer of immediately available funds or by delivery of cashier's or certified check; provided, however, that, subject to the occurrence of the Closing on or before January 3, 2000, GE shall deliver or cause to be delivered its purchase price to the Company by wire transfer of immediately available funds on January 3, 2000. The Closing shall be deemed to have occurred on December 31, 1999 if all conditions set forth in Article III have been satisfied or waived on December 31, 1999 other than GE's delivery of the purchase price pursuant to the proviso of the second sentence of this Section 2.04(a). The Company and the Purchasers hereby agree that the Closing shall not occur with respect to any Purchaser, and therefore, such Purchaser shall have no obligations hereunder, unless and until the Closing occurs with respect to all Purchasers.

                  (b) The issuance and purchase of any Adjustment Warrants, if any, required to be issued by Section 2.01(b) shall be consummated by delivery by the Company to the applicable Holder of such Adjustment Warrants on a Business Day no later than five (5) Business Days after the date such Adjustment Warrants are required to be issued as set forth in Schedule 2.01(b) at the offices of such Holder at the address set forth in Section 14.02 hereof, or at such other time and place as the Company and such Holder may agree in writing.



                                   ARTICLE III

                          CONDITIONS TO THE OBLIGATION
                           OF THE PURCHASERS TO CLOSE

         The obligation of the Purchasers to purchase the Notes and Warrants, to pay the purchase price therefor at the Closing and to perform any obligations hereunder, shall be subject to the satisfaction as determined by the Purchasers of the following conditions on or before the Closing Date:

         3.01 Representations and Warranties. The representations and warranties contained in Article V hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

         3.02 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

         3.03 Officer's Certificate. Each Purchaser shall have received a certificate dated as of the Closing Date from the chief executive officer and chief financial officer of the Company, in form and substance satisfactory to such Purchaser, to the effect that (a) all representations and warranties of the Company contained in this Agreement are true, correct and complete in all material respects, (b) the Company is not in material violation of any of the covenants contained in this Agreement and (c) all conditions precedent to the Closing of this Agreement to be performed by the Company have been duly performed in all material respects.

         3.04 Secretary's Certificates. Each Purchaser shall have received a certificate from the Company dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of the Company certifying (a) that the attached copies of the Company Charter Documents and resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated hereby, are all true, complete and correct and remain unamended and in full force and effect, (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document delivered in connection herewith on behalf of the Company and (c) as to the good standing of the Company in the jurisdiction of its incorporation and in each other state in which the Company is transacting business.

         3.05 Transaction Documents; ACT! Documents. Each Purchaser shall have received true, complete and correct copies of the Transaction Documents, the ACT! Documents and such other documents as it may reasonably request in connection therewith, all in form and substance satisfactory to the Purchaser.

         3.06     Financial Matters.

         (a) Financial Statements. The Purchasers shall have received copies of the financial statements referred to in Section 5.16.

         (b) Payment at Closing. There shall have been paid by the Company to each Purchaser any accrued and unpaid fees due each Purchaser (including, without limitation, all reasonable legal fees and expenses required to be paid pursuant to Section 14.16, and the commitment fees payable pursuant to Section 14.17), and to any other Person such amount as may be due, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Transaction Documents.

         3.07 Contracts. Each Purchaser shall have received copies of all contracts and agreements evidencing the Contractual Obligations described in
Section 5.15 to which the Company and its Subsidiaries will be a party immediately after the Closing Date, each as originally executed and delivered by the parties thereto and as in effect on the Closing Date.

         3.08 Purchase Permitted by Applicable Laws. The acquisition of and payment for the Notes and the Warrants to be acquired by each Purchaser hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject such Purchaser to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law.

         3.09 Consents and Approvals. All consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to Contractual Obligations of the Company required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement and the other Transaction Documents shall have been obtained and be in full force and effect, and each Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

         3.10 Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by each of the parties thereto.

         3.11 No Waivers. The Acquisition and the other transactions contemplated by the ACT! Documents shall have been consummated prior to or concurrently with the Closing pursuant to the terms and conditions thereof, without the waiver of any conditions precedent thereto required to be performed on or prior to the consummation of the transactions contemplated thereby which are for the benefit of the Company, or any waiver of any terms thereof other than the conditions precedent if, in either case, the waiver thereof, in the reasonable judgment of the Purchasers, could be expected to have a Material Adverse Effect.

         3.12 No Material Adverse Change. Except as disclosed in writing to the Purchasers, since September 30, 1999, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, including any event having a material adverse effect on the Acquired Business.

         3.13 Opinion of Counsel. Each Purchaser shall have received an opinion of Osborn Maledon P.A., counsel to the Company, dated the Closing Date and in substantially the form attached hereto as Exhibit D hereto.

         3.14 Disbursement Instructions. The Purchasers shall have received written instructions from the Company directing the payment of the purchase price of the Notes and the Warrants.

         3.15 Side Letter. The Company shall have delivered to GE a side letter in form and substance reasonably acceptable to GE regarding the use by the Company of the name of GE and its Affiliates.

         3.16 Other Documents. The Company shall have delivered to each Purchaser such other documents, certificates and opinions as such Purchaser or its counsel may reasonably request.

                                   ARTICLE IV

                          CONDITIONS TO THE OBLIGATION
                             OF THE COMPANY TO CLOSE

         The obligations of the Company to issue and sell the Notes and to issue the Warrants to a Purchaser, and the obligations of the Company to perform its other respective obligations hereunder with respect to such Purchaser, shall be subject to the satisfaction as determined by the Company of the following conditions on or before the Closing Date:

         4.01 Representations and Warranties. The representations and warranties of such Purchaser contained in Article VI hereof shall be true and correct in all material respects on and as of the Closing Date as of made on and as of such date.

         4.02 Compliance with this Agreement. Such Purchaser shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by such Purchaser on or before the Closing Date.

         4.03 Issuance Permitted by Requirements of Laws. The issuance of the Notes and the Warrants by the Company and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and
(b) shall not subject the Company or such Purchaser to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law.

         4.04 Consents and Approvals. All consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of such Purchaser required in connection with the execution, delivery or performance by such Purchaser or enforcement against such Purchaser of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

                                    ARTICLE V

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to each Purchaser, after giving effect to the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents, as of the Closing Date, as follows:

         5.01 Corporate Existence and Power. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged and (c) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is or will be a party.

         5.02     Corporate Authorization; Compliance with Laws.

         (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the transactions contemplated hereby and thereby, including without limitation the issuance by the Company of the Notes and the Warrants, (i) have been duly authorized by all necessary corporate, and if required, stockholder action (other than any such action necessary for the authorization of the Junior Preferred Stock or the issuance of Adjustment Warrants exercisable therefor),
(ii) do not contravene the terms of the Company Charter Documents or the organizational documents of any of the Company's Subsidiaries and (iii) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries, or any Requirement of Law applicable to the Company or any of its Subsidiaries.

         (b) Except to the extent that the failure to do so (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, and except as disclosed in Schedule 5.02(b) each of the Company and its Subsidiaries (i) has all Governmental Approvals required under any Requirement of Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under any Requirement of Law with any Governmental Authority and has retained all material records and documents required to be retained by it under any Requirement of Law.

         5.03 Governmental Authorization; Third Party Consents. Except as contemplated by the Transaction Documents and except to the extent previously and duly obtained or made and in full force and effect, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under any Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement and the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

         5.04 Binding Effect. This Agreement and the other Transaction Documents to which the Company is a party will, upon the due execution and delivery thereof by the Company, constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

         5.05     Litigation; Environmental Matters.

         (a) There are no legal actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Company or any of its Subsidiaries (a) which affects the legality, validity or enforceability of this Agreement or any other Transaction Document or which seeks to obtain damages or obtain relief as a result of, the transactions contemplated by this Agreement or any other Transaction Document or (b) which could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

         (b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

         5.06 No Default or Breach. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

         5.07 ERISA. The execution and delivery of this Agreement and each of the other Transaction Documents, the purchase and sale of the Notes and the Warrants hereunder and the consummation of the transactions contemplated hereby and thereby will not result in any prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code or any other violations of ERISA or any other Requirement of Law related thereto.

         5.08 Disclosure. This Agreement and any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company on or prior to the Closing Date do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to the Company which the Company has not disclosed to each Purchaser in writing which has had or could reasonably be expected to have a Material Adverse Effect.

         5.09 Use of Proceeds. No part of the proceeds of the Notes or the Warrants will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

         5.10 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         5.11 Capitalization. The authorized Capital Stock of the Company and each of its Subsidiaries and the issued and outstanding shares thereof are as described on Schedule 5.11. All outstanding shares of Capital Stock of the Company and each of its Subsidiaries will be duly authorized and validly issued, fully paid, nonassessable and free and clear of any Lien created by the Company. The Common Stock or the Junior Preferred Stock, as the case may be, to be issued upon exercise of the Warrants will be validly authorized and, when issued upon due exercise of the Warrants, will be fully paid, nonassessable and free and clear of any Lien other than Liens created by the Purchasers. Except as described in Schedule 5.11, (a) no other Capital Stock of the Company or any of its Subsidiaries is authorized or outstanding, (b) neither the Company nor any of its Subsidiaries has outstanding any rights (either preemptive or other) or options to subscribe for or purchase from the Company or any of its Subsidiaries any warrants or other agreements providing for or requiring the issuance by the Company or any of its Subsidiaries of, any Capital Stock, (c) none of the Company, any of its Subsidiaries or any of its shareholders is a party to any agreement with respect to the voting or transfer of the Capital Stock of the Company or any of its Subsidiaries and (d) neither the Company nor any of its Subsidiaries is under any obligation to register under the Securities Act or under any other securities law, any of its presently outstanding securities or any securities that may be subsequently issued. The number of shares of Common Stock set forth in each Initial Warrant as being subject to issuance upon exercise of such Initial Warrant represents, in the case of the Initial Warrant to be purchased by BancAmerica, two and eight hundred and thirteen thousandths percent (2.813%), and, in the case of the Initial Warrant to be purchased by GE, zero and eight hundred and forty-four thousandths percent (0.844%), of all the shares of Common Stock of the Company on a Fully Diluted basis as of December 3, 1999 (after taking into effect the issuance of Common Stock in connection with the Acquisition and the issuance of the Initial Warrants). The number of shares of Common Stock or Junior Preferred Stock (if converted to Common Stock pursuant to the terms thereof), as the case may be, subject to issuance upon exercise of each Adjustment Warrant, will represent, when each such Adjustment Warrant is issued, a percentage of shares of Common Stock of the Company equal to the Adjustment Percentage set forth on Schedule 2.01(b) for such Adjustment Warrant on a Fully Diluted basis as of the Adjustment Date set forth in Schedule 2.01(b) for such Adjustment Warrant.

         5.12 Investments. Set forth in Schedule 5.12 is a complete and correct list of all Investments (other than Permitted Investments) held by the Company in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 5.12, the Company owns, free and clear of all Liens, all such Investments.

         5.13 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Notes or the

Warrants. Assuming the truth of the representations made in Article VI, no registration of the Notes or the Warrants pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Notes, the Warrants or the shares of Common Stock issuable upon exercise of the Warrants.

         5.14 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby or any other Transaction Document to which the Company is a party, based on any agreement, arrangement or understanding with the Company or any action taken by the Company, other than the fees payable pursuant to Section 14.7.

         5.15 Contractual Obligations, etc. Except for the Transaction Documents, Schedule 5.15 hereto sets forth a complete and accurate list of all material Contractual Obligations (including the Contractual Obligations acquired or assumed in connection with the Acquisition) of the Company and its Subsidiaries. Each such Contractual Obligation (including Contractual Obligations evidencing Indebtedness and Liens) is, and after giving effect to the consummation of the transactions contemplated by the Transaction Documents will be, in full force and effect in accordance with the terms thereof and there are no material defaults by the Company or its Subsidiaries or, to the best knowledge of the Company and its Subsidiaries, by any other party under any such Contractual Obligation, except for such defaults that are not reasonably expected (individually or in the aggregate) to have a Material Adverse Effect.

         5.16     Financial Statements.

         (a) Schedule 5.16 hereto contains copies of the audited consolidated balance sheet as of December 31, 1998 and the unaudited interim consolidated balance sheet as of September 30, 1999 (the "Latest Balance Sheet") for the Company and its Subsidiaries, and the related audited consolidated statements (other than the unaudited interim consolidated statements for the period ending September 30, 1999) of operations, stockholders' deficit and cash flows of the Company and its Subsidiaries for the fiscal periods then ended (collectively, the "Financial Statements"). The Financial Statements (i) fairly present, in all material respects, the financial condition and the results of operations of the Company as at the dates and for the periods indicated therein, (ii) were based on the books and records of the Company and were prepared on a consistent basis for the Company, and (iii) have been prepared in accordance with GAAP. The Company and its Subsidiaries have no Indebtedness, material contingent obligation, or other unusual forward or long-term commitment which is not fairly reflected in the Financial Statements or in the notes thereto. Since September 30, 1999, there has been no material change in the condition, financial or otherwise, of the Company as shown on the Latest Balance Sheet as of such date, except the Acquisition and changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of the Company and each of its Subsidiaries ends on December 31 of each year.

         (b) The estimated pro forma unaudited balance sheet of the Company as of the Closing Date adjusted to give effect to the issuance of the Notes, the Warrants, the Acquisition and the other transactions contemplated to occur on the Closing Date pursuant to the Transaction Documents and the application of the proceeds of the Notes, as prepared by the Company and heretofore delivered to the Purchasers, presents a good faith estimate of the pro forma financial condition of the Company and its Subsidiaries (after giving effect to the Acquisition, the issuance of the Notes, the Warrants, the other transactions contemplated to occur on the Closing Date pursuant to the Transaction Documents and the application of the proceeds received in connection therewith) and has been prepared in accordance with GAAP consistently applied.

         (c) The pro forma projected financial statements (including certain balance sheets and statements of operations and cash flow) prepared by the Company and heretofore delivered to the Purchasers, were prepared on a basis consistent with the Financial Statements and based on good faith estimates and assumptions made by the management of the Company at the time made, and there are no statements or conclusions in any of such projections which, at the time made, were based upon or include information known to the Company to be misleading or which fail to take into account material information regarding the matters reported therein.

         5.17 ACT! Documents. The Company has delivered to each Purchaser true, complete and correct copies of the License Agreement and the other ACT! Documents, together with all amendments and modifications thereto. Such documents (including the schedules and exhibits thereto) comprise a full and complete copy of all material agreements between the Company and Symantec with respect to the subject matter thereof and all transactions related thereto, and there are no material agreements or understandings, oral or written, or side agreements between the Company and Symantec not contained therein that relate to or modify the substance thereof. The License Agreement and the other ACT! Documents have been duly authorized by all necessary corporate action on the part of the Company, and, when executed and delivered by the Company, will be the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and by general principles of equity relating to enforceability. To the best of the Company's knowledge, each of the representations and warranties contained in Articles 11 and 12 of the License Agreement is true and correct in all material respects and Symantec is not in default in any material respect under any covenants thereunder.

         5.18     Debt Agreements.

         (a) Schedule 5.18(a) is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries, outstanding on the date hereof, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 5.18(a). There exists no default under the provisions of any instrument evidencing or securing any Indebtedness of the Company and its Subsidiaries or of any agreement otherwise relating thereto which has had or would reasonably be expected to have a Material Adverse Effect.

         (b) Schedule 5.18(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof and covering any property of the Company or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 5.18(b).

         5.19 Other Transaction Documents. The Company has delivered to each Purchaser true, complete and correct copies of each other Transaction Document together with all amendments and modifications thereto. Such documents (including the schedules and exhibits thereto) comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and all transactions related thereto. Such Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and, when executed and delivered by the Company, will be the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity relating to enforceability. Neither the Company nor any Subsidiary thereof is in default, nor has any event occurred or is any condition continuing which with the passage of time or giving of notice or both would constitute a default or event of default by the Company or any Subsidiary thereof, under any other Transaction Document.

         5.20 SEC Documents. The Company has filed in a timely manner all documents that the Company was required to file with the Commission under Sections 13, 14(a) and 15(d) of the Exchange Act, since its initial public offering. As of their respective filing dates, all documents filed by the Company with the Commission (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of a material fact or omitted to state material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

         5.21 Year 2000 Compliance. All computer systems and applications of the Company and its Subsidiaries that are material to the Company's or its Subsidiaries' business and operations are able to perform as set forth in Exhibit E hereto.

         5.22 Intellectual Property Matters. Each of the Company and its Subsidiaries owns or possesses rights to use all intellectual property rights which are required to conduct its business except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Company nor its Subsidiaries is liable to any Person for infringement under any Requirement of Law with respect to any such rights as a result of its business operation except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         5.23 Solvency. As of the Closing Date and after giving effect to the issuance of the Notes and the Warrants, and the consummation of the transactions contemplated by the ACT! Documents, the Company and each of its Subsidiaries on a consolidated basis will be Solvent.

         5.24 Government Regulation. Neither the Company nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Company nor any Subsidiary thereof is, or after giving effect to the transactions contemplated by the Transaction Documents, will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Requirement of Law which limits its ability to incur or consummate the transactions contemplated hereby.

                                   ARTICLE VI

                               REPRESENTATIONS AND
                          WARRANTIES OF THE PURCHASERS

         Each Purchaser, severally and not jointly, hereby represents and warrants to the Company, as of the Closing Date, as follows:

         6.01 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to which such Purchaser is a party, and the transactions contemplated hereby and thereby, (a) is within such Purchaser's power and authority and has been duly authorized by all necessary action, (b) does not contravene the terms of such Purchaser's organizational documents or any amendment thereof and (c) will not violate, conflict with or result in any breach or contravention of any Contractual Obligation of such Purchaser or any Requirement of Law directly relating to such Purchaser.

         6.02 Binding Effect. This Agreement, and the other Transaction Documents to which such Purchase is a party have been duly executed and delivered by such Purchaser, and this Agreement and the other Transaction Documents to which such Purchase is a party constitute the legal, valid and binding obligations of such Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles relating to enforceability.

         6.03 Accredited Investor; Purchase for Own Account. Such Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act. The Notes and the Warrants are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of the Notes, the Warrants or the shares of Common Stock issued upon exercise of the Warrants under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act. If such Purchaser should in the future decide to dispose of the Notes, the Warrants or the shares of Common Stock issued upon exercise of the

Warrants, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on the Notes, the Warrants and the shares of Common Stock issued upon exercise of the Warrants to the following effect:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

         6.04 ERISA. No part of the funds used by such Purchaser to purchase the Notes or the Warrants hereunder constitutes assets of any Pension Plan or any "plan" (as defined in Section 4975 of the Code).

         6.05 Broker's, Finder's or Similar Fees. Except for the commitment fees payable pursuant to Section 14.17, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby, or by any other Transaction Document to which such Purchaser is a party, based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

         6.06 Governmental Authorization; Third Party Consent. Except as contemplated by the Transaction Documents, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under any Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by such Purchaser or enforcement against such Purchaser of this Agreement and the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

         6.07 Corporate Existence and Power. Such Purchaser (a) is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and (b) has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party.

                                   ARTICLE VII

                        FINANCIAL INFORMATION AND NOTICES

         Until the later of (a) such time as the Company has paid all principal of and interest on the Notes and all other amounts due under this Agreement and the Notes and (b) such time when no Warrants are outstanding (or in the case of Section 7.01(c), at such earlier time as set forth therein), the Company hereby covenants and agrees as follows with each Purchaser and each Holder that is an Affiliate of a Purchaser:

         7.01 Financial Statements and Other Information. The Company shall deliver to each Purchaser and each Holder that is an Affiliate of a Purchaser:

         (a) Quarterly Financials. As soon as available, but in any event within thirty (30) days after the end of each fiscal quarter of the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of operations, cash flows and shareholders' equity for such quarter and for the portion of the fiscal year ended with the last day of such quarter, setting forth in each case comparative figures for the corresponding quarter in the prior fiscal year, all of which shall be certified by the chief financial officer or equivalent officer of the Company, subject to normal year-end audit adjustments (and the absence of footnotes and presentation items); and

         (b) Year-End Financials. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, the consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating and consolidated statements of operations, cash flows and shareholders' equity for such year, setting forth in each case comparative figures for the previous year and budgeted figures for such period as set forth in the respective budget delivered pursuant to Section 7.01(f). All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or the chief financial officer, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements, accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall state that such financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with GAAS.

         (c) Compliance Certificate. Until such time as the Company has paid all principal of and interest on the Notes and all other amounts due under this Agreement and the Notes or the earlier termination of this Agreement, together with each delivery of financial statements pursuant to Sections 7.01(a) and 7.01(b) above, a fully and properly completed compliance certificate signed by the chief executive officer or chief financial officer or equivalent officer of the Company certifying that the Company is in compliance in all material respects with each of the covenants contained in Articles VII, VIII and IX hereof.

         (d) Accountants' Reports. Promptly upon receipt thereof, copies of all significant reports submitted to the Company or any of its Subsidiaries by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

         (e) Management Report. Together with each delivery of financial statements pursuant to Section 7.01(a) and (b) above, a management report: (i) describing the operations and financial condition of the Company and its Subsidiaries for the quarter then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent board-approved budget for the current fiscal year delivered to such Purchaser pursuant to Section 7.01(f) and (iii) discussing the reasons for any significant variations from such projections. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer or equivalent officer of the Company to the effect that such historical information (including the financial statements of the Company delivered pursuant to Section 7.01(a) and (b)) fairly presents the results of operations and financial condition of the Company and its Subsidiaries, if any, as at the dates and for the periods indicated, except for normal year-end audit adjustments (and absence of footnotes and presentation items, in the case of quarterly financials).

         (f) Budgets. As soon as available and in any event not later than thirty (30) days after the last day of each fiscal year of the Company, an annual budget in the form prepared for the Company's board of directors (including budgeted balance sheets, statements of operations, cash flows and shareholders' equity) prepared by the Company for each fiscal quarter of the following fiscal year, prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budget is based, which shall be accompanied by the statement of the chief executive officer or chief financial officer of the Company to the effect that, to the best of his knowledge, such budget is a reasonable estimate for the periods respectively covered thereby.

         (g) SEC Filings, Stockholder Mailings and Press Releases. Promptly upon their becoming available, copies of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any Subsidiary thereof with any securities exchange or with the Commission, any quarterly and annual reports, proxy statements and any other documents which it mails to its stockholders and any press release or other written or electronic information publicly disseminated by the Company to the business or financial media.

         (h) Other Information. With reasonable promptness, such other information and data with respect to the Company and its Subsidiaries as from time to time may be reasonably requested by any Purchaser or any Holder that is an Affiliate of a Purchaser.

         (i) Notices. Prompt (but in no event later than ten (10) days after an officer of the Company obtains knowledge thereof) written notice of: (i) the commencement of all proceedings and investigations by or before any Governmental Authority (including any notice of violation of any Requirement of Law) and all actions and proceedings in any court or before any arbitrator against or involving the Company or any Subsidiary thereof or any of its or their respective properties, assets or businesses, in each case involving a claim or liability which could reasonably be expected to have a Material Adverse Effect,
(ii) any labor controversy that has resulted in or threatens to result in, a strike or other work action against the Company or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect, (iii) any attachment, judgment, levy or order assessed against the Company or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect, (iv) any act or condition arising under ERISA that would constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer such Plan or for the imposition of any liability on the Company or any Subsidiary thereof under Title IV of ERISA, (v) any Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute an Event of Default, and
(vi) any notice given or received by the Company of any event of default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any agreement or instrument evidencing any Senior Indebtedness (as defined in Article XI of this Agreement).

         7.02     Board of Directors Observation Rights.

         (a) The Company shall provide each Purchaser the right to have one representative present (whether in person or by telephone) at all meetings of the board of directors of the Company and its executive committee; provided, that such representative shall not be entitled to vote at such meetings; provided further, that such representative shall not be entitled to attend that portion of meetings during which the board of directors shall discuss (a) any matter which the board of directors believes, in good faith, would represent a conflict of interest vis-a-vis such Purchaser, or (b) any matter which, in the reasonable written opinion of the Company's counsel, is entitled to attorney/client privilege; provided further, that once the Company has paid all principal of and interest on the Notes and all other amounts due under this Agreement and the Notes, each Purchaser shall have the right to have one representative present (whether in person or by telephone) only at the regularly scheduled quarterly meetings of the board of directors of the Company and its executive committee (provided that the payment of all principal and interest on the Notes and all other amounts due under this Agreement and the Notes shall not affect the Purchasers' rights to receive notices of all meetings and materials distributed for all meetings of the board of directors of the Company and its executive committee pursuant to Section 7.02(b)).

         (b) The Company shall provide each Purchaser with a notice of each meeting of the board of directors of the Company or its executive committee as is distributed to its directors or members, as the case may be, in accordance with the Company Charter Documents together with all materials that are distributed to the directors or members, as the case may be, pertaining to such meeting.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         Until such time as the Company has paid all principal of and interest on the Notes and all other amounts due under this Agreement and the Notes, the Company hereby covenants and agrees with each Holder as follows:

         8.01 Preservation of Corporate Existence and Related Matters. The Company and each Subsidiary thereof shall preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which (a) the character of its properties or the nature of its business requires such qualification or authorization, and (b) where failure to qualify would have a Material Adverse Effect.

         8.02 Maintenance of Property. The Company and each Subsidiary thereof shall protect and preserve all properties necessary and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         8.03 Maintenance of Insurance. The Company and each Subsidiary thereof shall maintain insurance with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses or as may be required by any Requirement of Law, and on the Closing Date and from time to time thereafter deliver to each Holder upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         8.04 Payment and Performance of Obligations. The Company and each Subsidiary thereof shall (a) pay and perform all its obligations under this Agreement and the other Transaction Documents, (b) pay or perform all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including, without limitation, withholding, social security, payroll and similar employment related taxes on the dates such taxes are due), (c) pay or perform all other material indebtedness, obligations and liabilities in accordance with customary trade practices and (d) comply in all material respects with each material Contractual Obligation entered into in the conduct of its business; provided, that any such Person may contest any item described in clauses (b), (c) and (d) hereof in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

         8.05 Accounting Methods and Financial Records. The Company and each Subsidiary thereof shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

         8.06 Compliance With Laws and Obligations. The Company and each Subsidiary thereof shall observe and remain in compliance with all Requirements of Law and Contractual Obligations, including, without limitation, the Foreign Corrupt Practices Act, in each case applicable or necessary to the conduct of its business, except when the failure to do so could not reasonably expected to have a Material Adverse Effect.

         8.07 Visits and Inspections. The Company and each Subsidiary thereof shall permit representatives of any Purchaser (but not any other Holders or Participants other than any such

Holders or Participants who are Affiliates of the Purchaser), from time to time, during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

         8.08 Use of Proceeds. The Company shall use the proceeds of the sale of the Notes and the Warrants hereunder only (a) in connection with the Acquisition and the implementation of the Company's new business strategy and (b) for the payment of fees and expenses in connection with the transactions contemplated by the Transaction Documents.

         8.09     Pro Forma and Projected Financial Statements.

         (a) Within thirty (30) days following the Closing Date, the Company shall deliver to each Purchaser pro forma projected financial statements (including balance sheets and statements of operations and cash flow and related footnotes) prepared after the Closing and reflecting the forecasted financial condition and results of operations of the Company and each of its Subsidiaries
(A) on an annual basis for the two-year period commencing on January 1, 2000 and
(B) on a quarterly basis for the period commencing on January 1, 2000 through December 31, 2001, prepared by the Company and adjusted to give effect to the issuance of the Notes, the Warrants, the Acquisition and the other transactions contemplated to occur on the Closing Date pursuant to the Transaction Documents and the application of the proceeds of the Notes, which such pro forma financial statements shall be in form and substance satisfactory to each Purchaser.

         (b) The projections delivered under this Section 8.09 will be prepared on a basis consistent with the Financial Statements and will be based on good faith estimates and assumptions made by the management of the Company.

         8.10 Reservation of Shares. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, such number of its duly authorized shares of Common Stock and Preferred Stock as shall be sufficient to enable the Company to issue Common Stock, and Junior Preferred Stock to the extent required by the proviso to the first sentence in Section 2.01(b), upon the exercise of the Warrants.

         8.11 Regulatory Requirements and Restrictions. In the event of any reasonable determination by any Holder that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (a "Regulatory Requirement"), such Holder is effectively restricted or prohibited from holding its Warrant or the related Warrant Securities (including any shares of Capital Stock or other securities distributable to such Warrantholder in any merger, reorganization, readjustment or other reclassification), or otherwise realize upon or receive the benefits intended under its Warrant (a "Regulatory Constraint"), the Company shall, and shall use its reasonable efforts to have its shareholders, take such action as such Holder may deem reasonably necessary to permit such Holder to comply with such Regulatory Requirement, including the issuance of one or more

Adjustment Warrants to purchase Junior Preferred Stock in lieu of warrants to purchase Common Stock, as contemplated by the proviso to the first sentence of
Section 2.01(b). The costs of taking such action shall be borne by the Company. Such action to be taken may include, without limitation, the Company's authorization of one or more new classes of Capital Stock for which such Warrant may be exercised or to make such modifications and amendments to the Company Charter Documents, this Agreement, the related Warrant or any other documents and instruments related to or executed in connection herewith or with the Warrants as may be deemed reasonably necessary by such Holder. Such Holder shall give written notice to the Company of any such determination and the action or actions necessary to comply with such Regulatory Requirement, and the Company shall take all steps reasonably necessary to comply with such determination as expeditiously as possible. In the event that any Holder becomes entitled to receive securities or other property other than Common Stock as a result of a Regulatory Constraint, the Company shall provide notice to each other Holder of such event, and each such other Holder shall, at its election, have the right to receive such other securities or property upon exercise of its Warrants in the same manner as the Holder subject to such Regulatory Constraint.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Until such time as the Company has paid all principal of and interest on the Notes and all other amounts due under this Agreement and the Notes or unless the Company has obtained the prior written consent of the Required Holders, the Company hereby covenants and agrees with each Holder as follows:

         9.01 Limitations on Mergers; Consolidations; and Acquisitions. The Company will not, nor will the Company permit any Subsidiary thereof to, merge or consolidate with (including any share exchange involving the Company's shareholders) any Person, acquire all or substantially all of the outstanding shares of Capital Stock issued by a Person, or acquire all or any substantial part of the assets of any Person, except for:

         (a) any merger or consolidation of the Company with any Wholly-Owned Subsidiary; provided, that the Company is the surviving Person of such merger;

         (b) any merger of a Subsidiary of the Company into a Wholly-Owned Subsidiary of the Company; and

         (c) acquisitions involving consideration (including the assumption of Indebtedness) aggregating less than $20,000,000 individually and $30,000,000 in the aggregate; provided, that prior to each such acquisition and after giving effect thereto, no default or Event of Default shall have occurred and be continuing hereunder (each, a "Permitted Acquisition").

         9.02 Limitations on Loans. Except to fund Permitted Investments, the Company will not, nor will the Company permit any Subsidiary thereof to, make any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person, except intercompany loans permitted pursuant to section 9.03 below.

         9.03 Limitations on Total Indebtedness. The Company will not, nor will the Company permit any Subsidiary thereof to, create, incur, assume, or suffer to exist, any Indebtedness, except:

         (a) Obligations hereunder and under the Notes;

         (b) Obligations of any Subsidiary of the Company to the Company or another Subsidiary of the Company; and

         (c) Indebtedness not included in paragraphs (a) or (b) above which does not exceed at any time, in the aggregate for all of the Company and its Subsidiaries, the greater of (i) $25,000,000 or (ii) an amount equal to three
(3) times Consolidated EBITDA for the then most recently ended period of twelve
(12) consecutive months.

         9.04 Limitations on Affiliate Transactions. The Company will not, nor will the Company permit any Subsidiary thereof to, enter into or be a party to, any transaction with any Affiliate or stockholder of the Company or Subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms which are (i) fully disclosed to each Purchaser and any Holder who, together with its Affiliates, holds Notes having a principal balance of at least $5,000,000.00 and (ii) are no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of the Company or Subsidiary.

         9.05 Limitations on Distributions. The Company will not, nor will the Company permit any Subsidiary thereof, to authorize, declare or pay any dividends or make any other distributions on its Capital Stock or purchase, defease, redeem, or otherwise acquire or retire its Capital Stock, except for the following:

         (a) cash dividends paid by any Subsidiary to the Company or any Wholly-Owned Subsidiary of the Company; and

         (b) dividends payable solely in Capital Stock or in options, warrants or other rights to purchase Capital Stock.

         9.06 Limitations on Disposition of Assets. Unless the Company complies with Section 10.02(c), the Company will not, nor will the Company permit any Subsidiary thereof to, sell, lease or otherwise dispose of any of its properties, including any disposition of property as part of a sale and leaseback transaction, to or in favor of any Person, except for (collectively, "Permitted Dispositions"):

         (a) sales of inventory in the ordinary course of business;

         (b) transfers of property to the Company by a Subsidiary of the Company;

         (c) sales of equipment where such equipment is replaced within 60 days after the sale with equipment that is comparable or better;

         (d) sales or other disposition of obsolete inventory and equipment; or

         (e) dispositions of other assets for cash which, in the aggregate during any consecutive 12-month period, have a fair market value or book value (whichever is greater) of $2,000,000 or less.

         9.07 Limitations on Investments. The Company will not, nor will the Company permit any Subsidiary thereof to, make or have any investment made in cash or by delivery of property to any Person, whether by acquisition of Capital Stock, Indebtedness or other obligation, or by loan, advance or capital contribution, or otherwise, except the following (collectively, "Permitted Investments"):

         (a) investments by the Company to the extent existing on the Closing Date, in one or more Subsidiaries of the Company;

         (b) Permitted Acquisitions;

         (c) property to be used in the ordinary course of business;

         (d) Current Assets arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

         (e) a convertible promissory note investment in i-tinerary.com, Inc. ("i-tinerary") of up to $500,000.00 pursuant to the term sheet that the Company has provided to the Purchasers or capital stock of i-tinerary issuable upon conversion of such promissory note;

         (f) (i) interest bearing open-ended or time deposits accounts, money market accounts, and certificates of deposit of any federally insured bank, (ii) short-term government securities, and (iii) other similarly liquid investments; and

         (g) up to $1,000,000.00 of loans to or Investments in other Persons at any time; provided that such loans or Investments (i) are approved by the board of directors of the Company, (ii) are made for a strategic need of the Company and (iii) do not entitle the Company to receive more than twenty percent (20%) of the outstanding capital stock or other equity securities of such Person.

         9.08 Limitations on Liens. The Company will not, nor will the Company permit any Subsidiary thereof to, create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests of a Subsidiary), real or personal, whether now owned or hereafter acquired, except:

         (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

         (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than sixty (60) days or (ii) which are being contested in good faith and by appropriate proceedings;

         (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

         (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

         (e) Liens in existence on the Closing Date and described on Schedule 5.18(b); and

         (f) Liens securing Senior Indebtedness (as defined in Article XI hereof).

         9.09 Limitations on Tax Consolidation. The Company will not, nor will the Company permit any Subsidiary thereof to, file or consent to the filing of any consolidated income tax return with any Person other than the Company or its Wholly-Owned Subsidiaries.

         9.10 Limitations on Changes in Fiscal Year End. The Company will not, nor will the Company permit any Subsidiary thereof to, change its fiscal year end.

         9.11 Limitations or Modifications of Transaction Documents and Certain Other Agreements. The Company will not, nor will the Company permit any Subsidiary thereof to, amend, modify or change any Transaction Documents unless in each case such amendment, modification, change or other action contemplated by this clause could not reasonably be considered adverse to the interests of the Holders in any material respect.

                                    ARTICLE X

                               REDEMPTION OF NOTES

         10.01 Optional Redemption of Notes. The Company shall have the right to redeem the Notes, in whole or in part, at any time or from time to time on a pro rata basis in accordance with the provisions of Section 10.04, at a redemption price equal to the unpaid principal thereof, plus accrued and unpaid interest thereon through the date fixed for redemption.

         10.02 Mandatory Redemption of Notes.

         (a) The Company shall redeem the Notes in full on December 31, 2004, at a redemption price equal to the unpaid principal thereof plus accrued and unpaid interest thereon through the date fixed for redemption.

         (b) Upon any of (i) the consummation of a Qualified Public Offering by the Company or any of its Subsidiaries, (ii) a Change of Control, (iii) the occurrence of an Event of Default, or (iv) the consummation by the Company of a merger, consolidation or share exchange with any other Person (other than as permitted by Section 9.01), or a sale of substantially all of its assets, the Company shall, if so directed by the Required Holders, redeem the Notes of all Holders in full at a redemption price equal to the unpaid principal thereof plus accrued and unpaid interest thereon through the date fixed for redemption.

         (c) The Company shall, if directed by the Required Holders, redeem the Notes, partially in an amount equal to (i) fifty percent (50%) of the Net Cash Proceeds of any Public Offering by the Company or any of its Subsidiaries which is not a Qualified Public Offering and (ii) one hundred percent (100%) of the Net Cash Proceeds of any asset disposition other than a Permitted Disposition, in both (i) and (ii), on a pro rata basis in accordance with the provisions of
Section 10.04, at a redemption price equal to the unpaid principal thereof plus accrued and unpaid interest thereon through the date fixed for redemption.

         10.03 Notice of Redemption.

         (a) Optional Redemption. Any call for redemption of the Notes pursuant to Section 10.01 shall be made by giving written notice to the Holders of the Notes to be redeemed no less than ten (10) Business Days nor more than thirty
(30) days prior to the date fixed for redemption, which notice shall specify the principal amount of such Notes to be redeemed. If less than all the Notes are to be redeemed, the notice of redemption shall identify the Notes and portion thereof to be redeemed. Notice of call for redemption having been given as aforesaid, the principal amount to be redeemed, together with accrued and unpaid interest thereon to the date of redemption, shall on the date designated in such notice become due and payable. From and after such date, unless the Company shall default in payment of such principal amount when so due and payable, together with accrued and unpaid interest, interest on such principal amount shall cease to accrue.

         (b) Mandatory Redemption. In the event the Company or any of its Subsidiaries or any shareholders of the Company propose to effect any transaction described in Sections 10.02(b) or (c) (other than Section 10.02(b)(iii)), the Company shall give each Holder written notice thereof not later than twenty (20) days prior to the proposed date of consummation of such transaction. Each Holder that desires to exercise its option to cause the Company to redeem its Notes shall give the Company irrevocable written notice (a "Redemption Notice") of such election not later than ten (10) days after receipt of such notice from the Company, or, in the case of a redemption pursuant to
Section 10.02(b)(iii), after knowledge of the applicable Event of Default by such Holder. If the Company shall have received Redemption Notices from the Required Holders, it shall redeem in full all Notes then outstanding, or, in the case of a partial redemption pursuant to Section 10.02(c), as set forth in such
Section 10.02(c) and Section 10.04. If any transaction does not occur for any reason, the Company shall promptly notify each Holder that such redemption shall not be made by the Company and no such redemption shall be required.

         10.04 Allocation and Application of Payments. In the case of the redemption of less than all the Notes at the time outstanding, the amount of any such redemption shall be allocated to the aggregate principal amount of the Notes to be redeemed among the Holders of all the Notes at the time outstanding in proportion, as nearly as practicable, to the respective aggregate unpaid principal amounts of the Notes then held by them.

         10.05 Notation of Partial Payments. Upon any partial redemption of any Note, such Note, at the option of the Company, shall be either (a) surrendered to the Company in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the Note surrendered and otherwise having the same terms and provisions as the Note surrendered or (b) made available to the Company at its office herein provided for notation thereon of the portion of the principal so redeemed.

                                   ARTICLE XI

                             SUBORDINATION OF NOTES

         11.01 Definitions. As used in this Article XI, the following terms shall have the following meanings:

         "Post-Petition Interest" means interest accruing in respect of Senior Indebtedness after the commencement of any bankruptcy, insolvency, receivership or similar proceedings by or against the Company, at the rate applicable to such Senior Indebtedness pursuant to the terms applicable thereto, whether or not such interest is allowed as a claim enforceable against the Company in any such proceedings.

         "Senior Covenant Default" means any default under any Senior Indebtedness (other than a Senior Payment Default) which continues uncured for the period of grace, if any, with respect thereto.

         "Senior Default" means a Senior Payment Default or a Senior Covenant Default.

         "Senior Indebtedness" means the following obligations of the Company:
(a) all principal, interest (including any Post-Petition Interest) and all other amounts outstanding under or in respect of any instrument evidencing Indebtedness of the Company; provided, that such Indebtedness is specifically designated in such instrument as "Senior Indebtedness" for purposes of this Agreement and (b) any and all refinancings, replacements or refundings of any of the amounts referred to in clause (a) above; provided, however, that the aggregate principal amount of Senior Indebtedness permitted under clause (a), and any refinancing, replacement or refunding thereof permitted under clause (b) (including the maximum amount of the aggregate commitments of the lenders to extend any revolving credit facility thereunder) shall not exceed at any time $15,000,000.

         "Senior Payment Default" means any default in the payment of any Senior Indebtedness whether upon the scheduled maturity thereof, upon acceleration or otherwise which, in each case, continues uncured for the period of grace, if any, with respect thereto.

         11.02 Subordination. The Company, for itself and its successors and assigns, and each Purchaser covenants and agrees, and each Holder, by its acceptance of any Note, shall be deemed to have agreed, that the payment from whatever source of the Indebtedness of the Company evidenced by this Agreement and the Notes, including the principal thereof and interest thereon, and any other amounts owing hereunder or thereunder, shall be subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness, and that each holder of such Senior Indebtedness, with respect to the Senior Indebtedness now existing or hereafter arising, shall be deemed to have acquired such Senior Indebtedness in reliance upon the covenants and provisions contained in this Article XI.

         11.03    Subordination Upon Distribution of Assets.

         (a) Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or pursuant to any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company (including upon any event described in Section 12.01(g) or (h)), all Senior Indebtedness shall first be paid in full or duly provided for before any payment is made on account of the Notes, and any such payment or distribution which otherwise would be payable or deliverable upon or with respect to the Notes shall be paid or delivered directly to the holders of the Senior Indebtedness or as otherwise directed by such holders or a court of competent jurisdiction for application to the payment or prepayment of the Senior Indebtedness (in such order as the holders of the Senior Indebtedness may elect) until the Senior Indebtedness shall have been paid in full or duly provided for.

         (b) For purposes of this Section 11.03, the words "cash, property or securities" shall not be deemed to include (i) any payment or distribution of securities of the Company or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of the Notes to the Senior Indebtedness, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or other similar law, or (ii) securities of the Company or any other corporation provided for by a plan of reorganization or readjustment which are subordinated, to at least the same extent as the Notes, to the payment of all Senior Indebtedness then outstanding.

         11.04    Prohibitions and Limitations on Payment.

         (a) Subject to Section 11.03 hereof, upon receipt by the Company of a Blockage Notice (as defined below) in respect of any Senior Payment Default and unless and until such Senior Payment Default shall have been cured or effectively waived in writing by the holders of the Senior Indebtedness, no direct or indirect payment (in cash, property, securities or by set-off or otherwise) shall be made of or on account of the Notes or in respect of any redemption, retirement, purchase or other acquisition of the Notes and the Holders shall not accept (in cash, property, securities or by setoff or otherwise) from the Company any payment of or on account of the Notes. Upon the earlier of the cure or waiver of such Senior Payment Default, the Company shall, subject to Section 11.03 hereof, promptly pay to the Holders all sums then due and payable under the Notes as a result of this Section 11.04(a).

         (b) Subject to Section 11.03 hereof, upon receipt by the Company of a Blockage Notice in respect of any Senior Covenant Default and until the earlier of (i) such Senior Covenant Default shall have been cured or effectively waived in writing by the holders of the Senior Indebtedness and (ii) the expiration of the applicable Blockage Period (as defined below), no direct or indirect payment (in cash, property, securities or by set-off or otherwise) shall be made of or on account of the Notes or in respect of any redemption, retirement, purchase or other acquisition of the Notes and the Holders shall not accept (in cash, property, securities or by setoff or otherwise) from the Company any payment of or on account of the Notes. Upon the earlier of the dates described in clauses
(i) and (ii) above, the Company shall, subject to Section 11.03 hereof, promptly pay to the Holders all sums then due and payable under the Notes as a result of this Section 11.04(b).

         (c) For purposes of this Section 11.04, a "Blockage Notice" is a notice of a Senior Default given to the Company by the holders of the majority of the aggregate principal amount of the Senior Indebtedness under which such Senior Default has occurred (or their authorized agent) and a "Blockage Period" is the period commencing upon the Company's receipt of such Blockage Notice and ending on the date one hundred eighty (180) days thereafter; provided that (i) no Blockage Notice may be given by reason of the continuance of any Senior Default which existed at the time of the giving of a prior Blockage Notice unless such Senior Default shall have been cured for a period of not less than sixty (60) days, and (ii) no more than one Blockage Notice may be given in any three hundred sixty (360)-day period. Upon receipt of any Blockage Notice, the Company shall promptly, but in any event with five (5) Business Days of receipt, deliver the same to each Holder.

         11.05 Limitation on Remedies. So long as any Senior Indebtedness remains outstanding, upon the occurrence of an Event of Default, no Holder shall declare or join in any declaration of any of the Notes to be due and payable by reason of such Event of Default or otherwise take or cause to be taken any action against the Company (including, without limitation, commencing any legal action against the Company or filing or joining in the filing of any insolvency petition against the Company) until the expiration of the Remedy Standstill Period (as defined below) with respect to such Event of Default; provided, that any Remedy Standstill Period shall expire immediately and, subject to the provisions of Sections 11.03 and 11.04 hereof, the Holders shall be entitled to exercise all rights and remedies under Section 12.02 hereof in the event (a) the holders of a majority of the aggregate principal amount of the Senior Indebtedness shall have caused such Senior Indebtedness to become due prior to its stated maturity, (b) the Senior Covenant Default in respect of which any Blockage Period shall have commenced shall have been cured to the satisfaction of the holders of a majority of the aggregate principal amount of the Senior Indebtedness or effectively waived in writing by the holders of a majority of the aggregate principal amount of the Senior Indebtedness, (c) an Event of Default pursuant to Section 12.01(g) or (h) shall have occurred and be continuing, or (d) any holder of the Senior Indebtedness commences any action to foreclose upon, attach, seize, take control of or otherwise exercise remedies under any agreement governing such Senior

Indebtedness or any security therefor on or with respect to a material portion of the assets of the Company. For the purposes of this Section 11.05, a "Remedy Standstill Period" is the period commencing on the date a written notice of intention to exercise remedies on account of the occurrence of an Event of Default shall have been given by the Required Holders to the Company and expiring on the later of (i) thirty (30) Business Days after the date of such notice and (ii) the earlier of (A) the expiration of any Blockage Period in effect on the last day of such thirty (30) Business Day period or (B) the one hundred eightieth (180th) day after the date of such notice.

         11.06 Payments and Distributions Received. If any Holder shall have received any payment from, or distribution of assets of, the Company in respect of any of the Notes in contravention of the terms of this Article XI, then and in such event such payment or distribution shall be received and held in trust for and shall be paid over or delivered to the holders of the Senior Indebtedness (or to the applicable agent on their behalf) for application to the Senior Indebtedness, to the extent necessary to pay all such Senior Indebtedness in full in the form received (except for the endorsement or assignment of such Holder where necessary).

         11.07 Proofs of Claim. If, while any Senior Indebtedness is outstanding, any event described in Section 11.03(a) occurs, the Holders shall duly and promptly take such action as any holder of the Senior Indebtedness may reasonably request to collect any payment with respect to the Notes for the account of the holders of the Senior Indebtedness and to file appropriate claims or proofs of claim in respect of the Notes and to execute and deliver on demand such powers of attorney, proofs of claim, assignments of claim or other instruments as may be required to enforce any and all claims on or with respect to the Notes. Upon the failure of any Holder to take any such action, each holder of the Senior Indebtedness is hereby irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in respect of the Notes and to file claims and proofs of claim with respect to the Notes and each of the Holders hereby appoints each holder of the Senior Indebtedness or its representative as attorney-in-fact for such Holder to take any and all actions permitted by this paragraph to be taken by such Holder.

         11.08 Subrogation. After all amounts payable under or in respect of the Senior Indebtedness have been paid in full or duly provided for, the Holders shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of the Senior Indebtedness. A distribution made under this Article XI to a holder of the Senior Indebtedness which otherwise would have been made to a Holder is not, as between the Company and such Holder, a payment by the Company on the Senior Indebtedness.

         11.09 Relative Rights. This Article XI defines the relative rights of the Holders and the holders of the Senior Indebtedness. Nothing in this Article XI shall (a) impair, as between the Company and the Holders, the obligations of the Company, which are absolute and unconditional, to pay principal of and interest (including default interest) on the Notes in accordance with their terms, (b) affect the relative rights of the Holders and creditors of the Company other than holders of the Senior Indebtedness, or (c) prevent the Holders from exercising their available remedies upon a default or Event of Default, subject to the rights, if any, under this Article XI of holders of the Senior Indebtedness.

         11.10 Subordination Not Impaired; Benefit of Subordination. Each of the Holders agrees and consents that without notice to or assent by such Holder, and without affecting the liabilities and obligations of the Company and any holder of the Notes and the rights and benefits of the holders of the Senior Indebtedness set forth in this Article XI:

         (a) Subject to the terms and conditions hereof, the obligations and liabilities of the Company and any other party or parties for or upon the Senior Indebtedness may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released;

         (b) The holders of the Senior Indebtedness, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Indebtedness and the subordination provisions hereof, including, without limitation, accelerating the Senior Indebtedness or exercising any right of set-off; and

         (c) Any balance or balances of funds with any holder of the Senior Indebtedness at any time outstanding to the credit of the Company may, from time to time, in whole or in part, be surrendered or released;

all as the holders of the Senior Indebtedness, and any representative or representatives acting on their behalf, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Notes to the Senior Indebtedness provided for herein.

         11.11 Covenants of the Holders. Until all of the Senior Indebtedness has been fully paid and discharged:

         (a) No Holder shall hereafter (i) give any further subordination to any other creditor in respect of the Notes, or (ii) sell, assign, transfer or pledge the Notes or any part thereof unless expressly subject to the terms of this
Article XI.

         (b) No Holder shall release, exchange, extend the time of payment of, compromise, set off or otherwise discharge any part of the Notes or modify or amend the Notes in such a manner as to have an adverse effect upon the rights of the holders of the Senior Indebtedness.

         (c) Each Holder hereby undertakes and agrees for the benefit of the holders of the Senior Indebtedness that, upon the occurrence and during the continuance of a Senior Default, it shall take any actions reasonably requested by any holder of the Senior Indebtedness to effectuate the full benefit of the subordination contained herein.

         11.12    Miscellaneous.

         (a) To the extent permitted by applicable law, the Holders and the Company hereby waive (i) notice of acceptance hereof and reliance hereon by the holders of the Senior Indebtedness and (ii) all diligence in the collection or protection of or realization upon the Senior Indebtedness.

         (b) The Company and the Holders hereby expressly agree that the holders of the Senior Indebtedness may enforce any and all rights derived herein by suit, either in equity or law, for specific performance of any agreement contained in this Article XI or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

         (c) Each Holder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of the Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the date of this Agreement, and each holder of the Senior Indebtedness shall be deemed conclusively to have relied upon such subordination provisions in acquiring and continuing to hold such Senior Indebtedness.

                                   ARTICLE XII

                                EVENTS OF DEFAULT

         12.01 Events of Default. An "Event of Default" shall occur hereunder if:

         (a) the Company shall default in the payment of the principal of the Notes, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

         (b) the Company shall default in the payment of any installment of interest on the Notes according to its terms, when and as the same shall become due and payable and such default shall continue unremedied for a period of two
(2) Business Days; or

         (c) the Company shall default in the due observance or performance of any covenant, condition or agreement contained in Articles IX or X of this Agreement; or

         (d) (i) the Company shall default in the due observance or performance of any covenant, condition or agreement contained in Section 2.01(b), 2.04(b) or 8.10, and such default is not remedied or waived within 10 days after receipt by the Company of written notice from the Required Holders of such default or (ii) the Company shall default in the due observance or performance of any covenant, condition or agreement contained herein or in the Notes (other than those referred to in clauses (a), (b), (c) or (d)(i) of this Section 12.01), and such default is not remedied or waived within 30 days after receipt by the Company of written notice from the Required Holders of such default; or

         (e) any representation, warranty, certification or statement made by or on behalf of the Company herein, in any Note, or in any certificate or other document delivered by the Company to the Holders pursuant hereto or thereto shall have been incorrect in any material respect when made; or

         (f) (i) the Company or any Subsidiary thereof shall default (as principal or guarantor) in the payment of any principal or interest (or similar payment in the case of Capitalized Lease Obligations) of any Indebtedness of the Company or any of its Subsidiaries (other than the Notes) and such Indebtedness is in an amount, individually or in the aggregate, in excess of $1,000,000, (ii) an event of default shall have occurred with respect to any Senior Indebtedness (as defined in Article XI hereof) and remains uncured after the applicable grace period, if any, or (iii) any Indebtedness of the Company or any of its Subsidiaries, which individually or in the aggregate is in excess of $1,000,000, shall become (whether automatically or by demand of the lender thereof) due and payable in advance of the stated maturity thereof by virtue of any acceleration or similar provision relating thereto; or

         (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary thereof or of a substantial part of its respective property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or a similar official for the Company or any Subsidiary thereof or for a substantial part of its respective property or assets, or (iii) the winding up or liquidation of the Company or any Subsidiary thereof; and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

         (h) the Company or any Subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding for the filing of any petition described in paragraph (g) of this Section 12.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or Subsidiary, or for a substantial part of its property or assets,
(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting the foregoing; or

         (i) one or more judgments, writs of attachment or similar process (collectively, "Judgments") (i) in the case of money Judgments, in an amount of $3,000,000 or more for any single Judgment or $3,000,000 or more for all such Judgments in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) are reasonably likely to have a Material Adverse Effect, shall be rendered against the Company or any

Subsidiary thereof and the same shall remain undischarged, unpaid, or unstayed for a period of thirty (30) days.

         12.02 Acceleration. If an Event of Default occurs under Section 12.01(g) or 12.01(h), then the outstanding principal of and accrued and unpaid interest on the Notes and all obligations under this Agreement shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Required Holders, by written notice to the Company, may (subject to the terms and conditions of Article XI hereof) declare the principal of and accrued and unpaid interest on the Notes and all obligations under this Agreement to be due and payable immediately. Upon any such declaration of acceleration, such principal, interest and other obligations shall become immediately due and payable and subject to the terms and conditions of Article XI hereof, each Holder shall be entitled to exercise all of its rights and remedies hereunder and under its Note whether at law or in equity.

         12.03 Set-Off. Upon the occurrence of an Event of Default, in addition to all other rights and remedies that may then be available to any Holder, each Holder is hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company), subject to
Article XI hereof, to set off and apply any and all indebtedness at any time owing by such Holder to or for the credit or the account of the Company against all amounts which may be owed to such Holder by the Company in connection with this Agreement or any Notes. If any Holder shall obtain from the Company payment of any principal of or interest on any Note or payment of any other amount under this Agreement or any Note held by it or any other Transaction Document through the exercise of any right of set-off, and, as a result of such payment, such Holder shall have received a greater percentage of the principal, interest or other amounts then due hereunder by the Company to such Holder than the percentage received by any other Holders, it shall promptly make such adjustments with such other Holders from time to time as shall be equitable, to the end that all the Holders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Holder in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Notes or other amounts (as the case may be) owing to each of the Holders. To such end all the Holders shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored. Any Holder taking action under this Section 12.03 shall promptly provide written notice to the Company of any such action taken; provided, that the failure of such Holder to provide such notice shall not necessarily prejudice its rights hereunder.

                                  ARTICLE XIII

                                 INDEMNIFICATION

         13.01 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company shall indemnify and hold harmless each Holder and its Affiliates and its officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law, from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Liabilities") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company in this Agreement, the Notes or any Warrant, including without limitation, the failure to make payment when due of amounts owing pursuant to the Notes on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including actions brought by any Holder or the Company or any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company's name), proceedings or investigations (whether formal or informal), based upon, relating to or arising out of this Agreement, the Notes or any Warrant or the transactions contemplated hereby and thereby, or any Indemnified Party's role therein or in the transactions contemplated thereby; provided, that the Company shall not be liable under this Section 13.01 to an Indemnified Party: (a) for any amount paid in settlement of claims without the prior written consent of the Company, (b) to the extent that it is judicially determined that such Liabilities resulted from the willful misconduct or gross negligence of such Indemnified Party or (c) to the extent that it is determined that such Liabilities resulted from the material breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained herein, in any Notes or in any Warrant; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is judicially determined that the Liabilities in question resulted from (i) the willful misconduct or gross negligence of such Indemnified Party or
(ii) the material breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement, the Notes or any Warrant.

         13.02 Notification. Each Indemnified Party under this Article XIII will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article XIII, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article XIII or (b) under this Article XIII unless, and only to the extent that, such omission results in the forfeiture by the Company of substantive rights or defenses or the Company are otherwise prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel reasonably satisfactory to such Indemnified Party; provided, that such Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the Required Holders, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Holder and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the prior written consent of the Company. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.01 Survival of Representations and Warranties. The representation of the Company set forth in Section 5.11 shall survive indefinitely, regardless of acceptance of the Notes and the Warrants and payment therefor. All of the other representations and warranties made herein shall survive until the later of (i) one year following the payment in full of all principal and interest on the Notes and all other amounts due under the Notes or (ii) December 31, 2004.

         14.02 Notices. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied, in each such case if addressed as follows:

                  (a)      if to the Company:

                           SalesLogix Corporation
                           8800 North Gainey Center Drive
                           Suite 200
                           Scottsdale, AZ  85258
                           Attention:  Chief Financial Officer
                           Telecopy:  (480) 368-3799

                  with a required copy to:

                           Thomas H. Curzon, Esq.

                           Osborn Maledon, P.A.
                           2929 North Central Avenue
                           Suite 2100
                           Phoenix, AZ  85012
                           Telecopy:  (602) 640-6067

                  (b)      if to BancAmerica:

                           BA Technology I, LLC
                           c/o BancAmerica Capital Investors I, L.P.
                           100 N. Tryon Street, Suite 2500
                           Charlotte, NC 28255-001

                           Attention:       Ann Hayes
                           Telecopy:        (704) 386-6432

                  (c)      if to GE:

                           GE Capital Equity Investments, Inc.
                           120 Long Ridge Road
                           Stamford, CT 06927

                           Attention:       Paul Gelburd
                           Telecopy:        (203) 357-3945

                           with a required copy to:

                           Paul, Hastings, Janofsky & Walker LLP
                           555 South Flower Street
                           Los Angeles, CA  90071

                           Attention:       Siobhan McBreen Burke, Esq.
                           Telecopy:        (213) 627-0705

                  (d)      if to any other Holder:

                           At the address designated by such Holder and shown on the Note Register.

         14.03    Payments.

         (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement, the Notes and each Warrant shall be made in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the payee thereof not later than 2:00 p.m. Charlotte time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Each such payment shall be made in accordance with written payment instructions furnished by such payee from time to time. If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

         (b) Each payment or prepayment of principal in respect of the Notes shall be made and applied pro rata, as nearly as may be, to all outstanding Notes according to the respective unpaid principal amounts thereof, and each payment of interest in respect of the Notes shall be made and applied pro rata, as nearly as may be, to all outstanding Notes according to the respective amounts of such interest then due and payable.

         (c) Neither the Company, nor any of its Affiliates shall, directly or indirectly, acquire any Note, by purchase or otherwise, except by way of payment or prepayment thereof in accordance with the provisions of the Notes and of this Agreement (including, without limitation, the provisions of this Agreement requiring the payment and application of all such payments or prepayments pro rata to all outstanding Notes).

         14.04    Assignments and Participation.

         (a) The Company may not assign its rights or obligations hereunder or under the Notes without the prior consent of the Required Holders. The Company may not assign its rights or obligations under a Warrant except in accordance with the terms of such Warrant.

         (b) (i) Each Holder may assign to one or more of its Affiliates or other third parties all or a portion of its interests, rights and obligations under this Agreement and the Notes; provided, that unless the assignee is a Holder or an Affiliate of the transferring Holder, the principal amount of the Notes being assigned must equal or exceed $1,000,000 or represent 100% of the principal amount of such Holder's Note. The Company will keep at its principal executive office or at such other office as the Company may designate in writing to the Holders a register (the "Note Register") in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), it will provide for the registration and transfer of Notes. Upon registration and transfer of any Note in compliance herewith, the assignee thereof shall become the Holder thereof (or such portion thereof as shall have been transferred and registered to such assignee) for purposes of this Agreement and the other Transaction Documents and shall thereupon, in respect of such Note (or portion thereof) be entitled to the benefits and liable for the obligations of a Holder hereunder.

                  (ii) Whenever any Note shall be surrendered for transfer or exchange in compliance herewith either at such office of the Company or at the place of payment named in such Note, within five Business Days thereafter the Company will deliver in exchange therefor a new Note or Notes, as may be requested by such Holder, in the same aggregate unpaid principal amount as the unpaid principal amount of the Note so surrendered, duly executed by the Company. Each such Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer, duly executed by the registered Holder or such Holder's attorney duly authorized in writing. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any transfer tax relating to such transaction shall be paid by the Holder requesting the exchange.

                  (iii) The Company and any agent of the Company may deem and treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of the principal and interest on such Note and for all other purposes whatsoever.

         (c) A Holder may sell or agree to sell to one or more other Persons (a "Participant") a participation in all or any part of any Notes held by it; provided, that unless the Participant is a Holder or an Affiliate of the transferring Holder, the principal amount of the Notes being participated must equal or exceed $500,000 or represent 100% of the principal amount of such Holder's Note. The Participant's rights in respect of such participation shall be those set forth in the agreements executed by such Holder in favor of the Participant, and such Participant shall have no direct right under the Notes, this Agreement or the other Transaction Documents, including rights to give consents or waivers or to execute amendments, and the Company shall have no obligations whatsoever to any Participant. In no event shall a Holder that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Transaction Document, except that such Holder may agree with the Participant that it will not, without the consent of the Participant, agree to (i) extend the date fixed for the payment of principal of or interest on the related Notes, (ii) reduce the amount of any such payment of principal and (iii) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. In connection with any sale by a Holder to a Participant of any interest in any Note, such Holder shall be required to comply with all Requirements of Law, including without limitation all securities laws and regulations of any Governmental Authority.

         (d) A Holder may furnish any information concerning the Company or any Subsidiary thereof in the possession of such Holder from time to time to assignees and Participants (including prospective assignees and Participants) in a manner reasonably necessary to assure the confidentiality of information identified as confidential; provided, that if the intended recipient of such information is not a financial institution or a financial investor, then such Holder shall notify the Company in writing of the identity of the prospective assignee or Participant and shall not furnish such information to the prospective assignee or Participant if within 10 days of such Holder's notice to the Company, the Company notifies such Holder in writing that the Company has determined in good faith that such prospective assignee or Participant is a competitor of the Company or its being an assignee or Participant would otherwise be materially harmful to the Company. Except as provided in the preceding sentence, each Holder and its assignees and Participants agree to maintain in confidence, use only for purposes of analyzing and monitoring its investment in the Company, and not to disclose to third parties information regarding the Company furnished to such Holder or its assignees or Participants by the Company (or in the case of an assignment or participation, by any Holder) in writing, which writing clearly identifies such information as confidential or any information that such Purchaser learns through the exercise of its observation rights pursuant to Section 7.02 hereof or through the exercise of its inspection rights pursuant to Section 8.07 hereof; provided that this confidentiality agreement shall not apply (i) to the extent that such Holder or its assignee or Participant in its sole discretion determines that disclosure to one or more third parties is necessary to satisfy any legal or regulatory obligations or requests or to enforce its rights under any Transaction Documents, (ii) to disclosures by such Holder or its assignee or Participant to its directors, officers, employees, attorneys and accountants (provided that such Persons shall themselves agree to maintain the confidentiality of such information in accordance with the requirements hereof), or (iii) to any information (A) which was publicly known or available at the time of its disclosure to such Holder or its assignee or Participant, (B) which subsequently becomes publicly known or available other than as a result of a breach by such Holder or its assignee or Participant of its non-disclosure obligations under this sentence or (C) which becomes known to such Holder or its assignee or Participant from a source, other than from the Company, entitled to disclose the information.

         (e) Each Purchaser, and each other Holder by its acceptance of a Note or a Warrant, acknowledges that so long as the Capital Stock of the Company continues to be registered under Section 12(g) of the Exchange Act, the Insider Trading and Securities Fraud Act of 1988 and other federal statutes impose Requirements of Laws regarding the purchase and sale of the Capital Stock of the Company, including by Persons who have received material non-public information.

         14.05 Lost, Etc. Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of indemnity satisfactory to it (which indemnity from a party other than the Holder or any Affiliate of the Holder, in the Company's reasonable judgment, may be a secured indemnity obligation) and upon surrender and cancellation of such Note, if mutilated, within five Business Days thereafter the Company will deliver in lieu of such Note a new Note in a like unpaid principal amount, duly executed by the Company, dated as of the date to which interest has been paid thereon. The affidavit of any Holder's treasurer or assistant treasurer (or other responsible official), setting forth the circumstances with respect to the loss, theft or destruction of a Note shall be accepted as satisfactory evidence thereof.

         14.06 Amendments, Determinations, Requests or Consents. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective
(a) only if it is made or given in writing and signed by the Company, and the Holders in accordance with this Section and (b) only in the specific instance and for the specific purpose for which made or given. All determinations, requests, consents, waivers or amendments (collectively "consent") to be made by the Holders pursuant to this Agreement shall be made by the Required Holders and not all the Holders; provided, that the consent of all Holders is needed to: (i) reduce the principal of or rate of interest on the Notes, (ii) extend the final scheduled maturity date of the principal amount of the Notes, (iii) change the percentage of the Holders or the aggregate principal amount of Notes, as the case may be, which shall be required for the Holders to take any action hereunder, (iv) amend the provisions of Article XI hereof or (v) amend or waive this Section 14.06; and provided, further, that the consent of the Holders of at least 80% of the aggregate principal balance of Notes then outstanding is needed with respect to any consent in connection with a transaction in which any Holder or Holders of 20% or more, in the aggregate, of the outstanding principal amount of the Notes, or their respective Affiliates, have a direct financial interest other than as a Holder of Notes or Warrant Securities; and provided, further, that no Holder shall have the right to give any consent hereunder nor shall such Holder's consent be required if such Holder has acquired any Notes in violation of Section 14.04 hereof. Notwithstanding anything to the contrary contained herein, the consent of the holders of the Warrant Securities shall not be required except in connection with any proposed amendment, supplement or modification of this Agreement, or waiver or consent hereunder, unless it would materially adversely affect the rights and privileges pertaining to the Warrant Securities, in which case such the of the holders of a majority of the then outstanding Warrant Securities shall also be required.

         14.07 Remedies Cumulative. No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Holder at law, in equity or otherwise.

         14.08 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         14.09 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         14.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

         14.11 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America located in the Borough of Manhattan, the City of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 14.02, such service to become effective 10 days after such mailing.

         14.12 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH HOLDER AND THE COMPANY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE NOTES, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

         14.13 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         14.14 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         14.15 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

         14.16 Certain Expenses. The Company shall pay or reimburse (a) BancAmerica for all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' and consulting fees and expenses, subject, with respect to the following clause (i) only, to the limits set forth in the commitment letter dated as of December 17, 1999, from BancAmerica to the Company) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other Transaction Documents and the consummation of the transactions contemplated thereby and (ii) any amendment, modification or waiver of any of the terms of this Agreement, the Notes or the other Transaction Documents; (b) GE for all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, subject, with respect to the following clause (i) only, to a limit of $20,000.00) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other Transaction Documents and the consummation of the transactions contemplated thereby and (ii) any amendment, modification or waiver of any of the terms of this Agreement, the Notes or the other Transaction Documents; (c) each Holder for all costs and expenses of the Holders (including, without limitation, reasonable attorney's fees and expenses) in connection with (i) any Event of Default and any enforcement or collection proceedings resulting therefrom and (ii) the enforcement of this Section 14.16; and (d) each Holder for transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Notes or the Transaction Documents or any other document referred to herein or therein.

         14.17 Commitment Fees. At Closing, the Company shall pay each Purchaser a closing fee equal, in each case, to 1% of the aggregate principal amount of the Note purchased by such Purchaser.

         14.18 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval will not be unreasonably withheld). If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

         14.19 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                                COMPANY:

                                SALESLOGIX CORPORATION


                                By:____________________________________________
                                Name:  Gary R. Acord
                                Title: Secretary and Chief Financial Officer


                                PURCHASERS:

                                BA TECHNOLOGY I, LLC

                                By:   BancAmerica Capital Investors I, L.P.,
                                      Its sole manager

                                      By:   BancAmerica Capital Management I,
                                            L.P., Its general partner

                                     By:_______________________________________
                                        Name:__________________________________
                                        Title:_________________________________


                                GE CAPITAL EQUITY INVESTMENTS, INC.


                                By:____________________________________________
                                Name:
                                Title:

                                SCHEDULE 2.01(a)


-----------------------------------------------------------------------------------------------------------------
                                          Aggregate Principal,                                      Total
              Purchaser                      Amount of Note         Total Initial Warrants      Purchase Price
-----------------------------------------------------------------------------------------------------------------
BancAmerica                                  $25,000,000.00                647,005              $25,000,000.00
-----------------------------------------------------------------------------------------------------------------
GE                                             7,500,000.00                194,102                 7,500,000.00
-----------------------------------------------------------------------------------------------------------------
                Total                         32,500,000.00                841,107                32,500,000.00
-----------------------------------------------------------------------------------------------------------------

                                SCHEDULE 2.01(b)


-----------------------------------------------------------------------------------------------------------------
                Adjustment Date                       Adjustment Percentage               Adjustment Percentage
                                                          (BancAmerica)                            (GE)
-----------------------------------------------------------------------------------------------------------------
   June 30, 2000                                            0.625%(1)                             .1875%
-----------------------------------------------------------------------------------------------------------------
   July 31, 2000                                              0.625%                              .1875%
-----------------------------------------------------------------------------------------------------------------
   August 31, 2000                                            0.625%                              .1875%
-----------------------------------------------------------------------------------------------------------------
   April 2, 2001                                              2.190%                               .657%
-----------------------------------------------------------------------------------------------------------------


--------

(1) By way of example, assuming 20,000,000 Fully Diluted shares outstanding on June 30, 2000 and no prepayments or redemptions of any Notes, the Aggregate Number for the first Adjustment Warrant would be 125,786 shares (.625% x (20,000,000 + 125,786) = 125,786).